Exhibit 99.1

Morphic Holdings Announces CEO Dr. Praveen Tipirneni to Take Temporary Medical Leave of Absence

WALTHAM, Mass., Sept. 26, 2023 (GLOBE NEWSWIRE) – Morphic Holdings Inc. (Nasdaq: MORF) today announced that Chief Executive Officer Dr. Praveen Tipirneni suffered an emergent medical event and is taking a medical leave of absence. Dr. Tipirneni is expected to return to his role as Chief Executive Officer after he recovers. In the interim, Morphic’s executive team, led by Dr. Bruce Rogers, President and Dr. Marc Schegerin, COO and CFO, will continue with its leadership in day-to-day operational activities on a normal basis.

“Praveen’s health and continued recovery is the only focus for him and his family. We are sending them our thoughts and support and we look forward to him returning in good health,” said Gustav Christensen, Morphic’s Chairman of the Board of Directors. “In the meantime, our highly seasoned and experienced executives will work collaboratively, as always, to maintain business operations and ensure that the Company’s strategic objectives remain on track during Praveen’s leave.”

Morphic expects no interruptions or changes to its business operations and will provide an update on Dr. Tipirneni’s health as soon as is practicable. The Company remains confident in its differentiated proprietary pipeline and MInT platform technology to treat the high unmet need of serious chronic diseases, including the development prospects for MORF-057 in IBD.

About Morphic Holdings

Morphic Holdings is a biopharmaceutical company developing a portfolio of oral integrin therapies for the treatment of serious chronic diseases, including autoimmune, cardiovascular, and metabolic diseases, fibrosis, and cancer. Morphic is also advancing its pipeline and discovery activities in collaboration with Schrödinger using its proprietary MInT technology platform which leverages the Company’s unique understanding of integrin structure and biology. For more information, visit www.morphictx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: the company’s management team and operational objectives. Statements including words such as “believe,” “plan,” “continue,” “expect,” “will be,” “develop,” “signal,” “potential,” “anticipate” or “ongoing” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause Morphic’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties disclosed in this press release and other risks set forth in our filings with the Securities and Exchange Commission, including Morphic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 23, 2023. These forward-looking statements speak only as of the date hereof and Morphic specifically disclaims any obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Morphic Therapeutic
Chris Erdman
chris.erdman@morphictx.com
617.686.1718